Exhibit 10.14
ASENTINEL, LLC
NONEXCLUSIVE PATENT LICENSE AND SETTLEMENT AGREEMENT
THIS NONEXCLUSIVE PATENT LICENSE AND SETTLEMENT AGREEMENT (this “Agreement”), is made as of June 16, 2011 (“Effective Date”), between Asentinel LLC, a Tennessee limited liability company (“Asentinel”), and Veramark Technologies, Inc. (“Licensee”) a New York Corporation. As used herein, “Party” refers to either Licensee or Asentinel and “Parties” refers to Licensee and Asentinel collectively.
PRELIMINARY STATEMENTS
A.	Licensee desires to acquire a non-exclusive license under certain patents owned by Asentinel.

B.	Asentinel is the registered owner of “the Asentinel Patents.”

C.	The Parties are currently involved in a lawsuit pending in the United States District Court for the Western District of Tennessee, styled Asentinel LLC, v. The Info Group, Inc., et al. bearing Docket No. 2:10-cv-02706-BBD-tmp (the “Patent Litigation”).

D.	In the Patent Litigation, certain products of Licensee are accused of infringing the Asentinel Patents and Licensee has asserted various counterclaims against Asentinel.

E.	The Parties now desire to enter into this Agreement to settle the Patent Litigation and to provide for certain releases, licenses and covenants not to sue, all on the terms and conditions set forth herein.

F.	Licensee understands and agrees that the payments conferred from Licensee to Asentinel under this Agreement are not representative or indicative of a reasonable royalty with respect to the Asentinel Patents.
NOW, THEREFORE, in consideration of the above promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
License and Release
1.1. License. Subject to the terms and conditions set forth in this Agreement, upon payment of the compensation and execution of the Promissory Note set forth in Section 2.1 below, Asentinel hereby grants to Licensee a nonexclusive, perpetual, fully paid-up, worldwide license under the Asentinel Patents to make, use, sell, and offer for sale, the Licensed Products, including, but not limited to making, using, selling, and offering for sale the Licensed Products as software as a service, without any right to sublicense. A Licensed Product shall remain licensed hereunder so long as a Customer is making, using, selling, offering for sale, exporting or importing such Licensed Product; provided that the foregoing shall not apply to other products or services incorporated therewith by the Customer that would otherwise themselves infringe one or more Asentinel Patents. Such license shall be irrevocable, except as specified in Sections 1.6, 2.1 and for other material breaches hereunder. Other than as expressly stated herein, no licenses or other rights are granted or may be implied to Licensee or any other entity under this Agreement, whether by implication, inducement, estoppel or otherwise.

1.2. Release and Covenant. Asentinel, and its successors and assigns, hereby irrevocably covenant not to sue or commence, prosecute, or participate in any action, claim or proceeding for infringement of the Asentinel Patents against Licensee, Licensee’s Affiliates, predecessors, successors, agents, attorneys, distributors, insurers, servants, licensees, service providers, retailers, suppliers, employees, officers, directors, users and customers to the extent that Licensee’s Affiliates, predecessors, successors, agents, attorneys, insurers, servants, licensees, service providers, retailers, suppliers, employees, officers, directors, users and customers are using the Licensed Products solely for their own benefit as related to the Asentinel Patents. Parties, on behalf of themselves, their Affiliates, and their successors and assigns hereby release, acquit and forever discharge one another (together with their Affiliates, agents, distributors, service providers, retailers, suppliers, users and customers) from any and all actions, causes of action, claims or demands, liabilities, losses, damages, attorney fees, court costs, or any other form of claim or compensation, whether known or unknown as of the Effective Date, arising out of the facts, events or occurrences underlying or giving rise to or otherwise related to the Asentinel Patents and the Patent Litigation.
1.3. Past Damages. Asentinel waives all known claims against Licensee and its Affiliates, predecessors, successors, agents, attorneys, distributors, insurers, servants, licensees, service providers, retailers, suppliers, employees, officers, directors, users and customers for past damages relating to infringement of the Asentinel Patents.
1.4. Assignment. Licensee is strictly prohibited from assigning, transferring or sublicensing this Agreement or any rights granted hereunder, in whole or in part, and any such attempted assignment, transfer or sublicense shall be void and of no effect, except as provided in Sections 1.1, 1.7 and 1.8.
1.5. Technical Assistance. Asentinel shall have no obligation to provide Licensee with know how or materials or to provide technical assistance in the exercise of the License. In the event Licensee requires technical assistance with respect to the activities conducted by Licensee pursuant to this Agreement, obtaining such technical assistance shall be Licensee’s responsibility and at Licensee’s expense.
1.6. No Attempt to Invalidate. Licensee agrees that, in the absence of a subpoena, agency order, or court order requiring its participation or support, or in response to a law suit or other proceeding filed by Asentinel or its successors or assigns against the Licensee or its Affiliates, the Licensee shall not participate in or support any suit, claim, action, litigation, patent reexamination, administrative proceeding, or proceeding of any nature brought against Asentinel that challenges the validity or enforceability of the Asentinel Patents.
1.6.1. Reexamination Request. Except for a draft reexamination request prepared by the law firm of BOYLAN BROWN CODE VIGDOR & WILSON, LLP, Licensee represents that Licensee has not provided a patent reexamination request relating to any of the Asentinel patents to any other party, including, but not limited to any of the defendants in the Patent Litigation. After the Effective Date of this Agreement, Licensee shall not assist any other party in the development or filing with the United States Patent and Trademark Office of any reexamination request against any of the Asentinel Patents. Licensee or its Counsel shall not make available to a third party any attorney-client work product developed in support of the Pending Litigation. In the event of breach of this Section 1.6 or 1.6.1 by Licensee or any other party acting on behalf of the Licensee, subject to the dispute provisions of Article 8 below, Asentinel may revoke the License to the Asentinel Patents.
1.7. *

[1] *	denotes redacted information

1.8. Acquisition of Licensee. In the event an Entity acquires the Licensee (referred to as the “Acquiring Entity”) after the Effective Date (referred to as the “Acquisition Date”), then this agreement may be assigned by the Licensee to the Acquiring Entity upon written notification to Asentinel. Upon assignment, the license of Section 1.1 shall cover the TEM Services of the Acquiring Entity attributable to the acquired TEM Services of Licensee, and shall exclude (i) revenue attributable to any TEM Services of the Acquiring Entity before the Acquisition Date, and (ii) revenue attributable to any TEM Services from an entity acquired by the Acquiring Entity after the Acquisition Date.
1.9. Lawsuit Dismissal The parties will jointly execute a Stipulation of Dismissal, a copy of which is attached hereto as Exhibit A in the Patent Litigation within five (5) days of the Effective Date of this Agreement.
ARTICLE 2
Consideration
2.1. Compensation. Upon the Effective Date of this Agreement, Licensee will pay to Asentinel the sum of two hundred and fifty thousand United States dollars (US $250,000). Licensee shall also execute the Promissory Note attached hereto as Exhibit B, such that the Promissory Note obligates the Licensee to pay to Asentinel within twelve (12) months of the Effective Date of this Agreement an additional amount of two hundred and fifty thousand dollars (US $250,000). In the event that Licensee is acquired, Licensee shall satisfy the Promissory Note through full payment within ten (10) days of the acquisition date of the Licensee. In the event that the Promissory Note is not paid in full within twelve months of the Effective Date of this Agreement or within ten (10) days of an acquisition date of the Licensee, in addition to seeking a court judgment against Licensee for satisfaction of the Promissory Note, the dispute resolution provisions of Article 8 will not apply, and upon ten (10) days written notice to Licensee, Asentinel may revoke this License to the Asentinel Patents.
2.2. Banking Information. Payment shall be made by electronic transfer of funds to Asentinel’s bank account as follows:
Bank Name: Triumph Bank
Bank Address: 2171 Judicial Drive, Germantown TN 38138
ABA No.: XXXXXXXXX
Account No.: XXXXXXXXX
Account Name: Asentinel LLC
ARTICLE 3
License Term
3.1. This Agreement shall not be binding on the Parties until it has been signed below by both Parties, at which time it shall be deemed effective as of its Effective Date. The Agreement shall remain in full force and effect until the expiration of the last to expire of the Asentinel Patents at which time, the licenses, covenants, and releases of Article 1 shall remain in effect in perpetuity with respect to rights granted prior to the expiration, subject to the provisions of Section 2.1.
3.2. Other than as set forth in Section 3.1, this Agreement may only be terminated by mutual written agreement of the Parties.

ARTICLE 4
Registration of Agreement
4.1. Registration of Agreement. Licensee shall be responsible for the registration or approval of this Agreement by the relevant local authorities as required by local law and regulations in respect of the rights granted pursuant to this Agreement and bear the relevant fees in respect thereof.
ARTICLE 5
Representations and Warranties
5.1. Asentinel’s Representations and Warranties. Asentinel represents and warrants that: (i) it has full corporate power and authority to enter into this Agreement, to carry out the provisions of this Agreement and to grant the rights granted to Licensee herein; and (ii) it is the owner of the entire right, title and interest in and to the Asentinel Patents (iii) this Agreement has been duly authorized by all proper corporate action of Asentinel, (iv) the person executing this Agreement on behalf of Asentinel is duly authorized to do so; (v) no consent, approval or authorization of any third party is required in order for Asentinel to enter into, execute or perform this Agreement and to grant the rights granted to Licensee herein; and (vi) this Agreement is binding upon Asentinel and enforceable against it in accordance with its terms.
5.2. Licensee’s Representations and Warranties. Licensee represents and warrants that: (i) it has full corporate power and authority to enter into this Agreement and carry out all the provisions of this Agreement; (ii) this Agreement has been duly authorized by all proper corporate action of Licensee, (iii) the person executing this Agreement on behalf of Licensee is duly authorized to do so; (iv) no consent, approval or authorization of any third party is required in order for Licensee to enter into, execute or perform this Agreement and to grant the rights granted to Licensee herein; and (v) this Agreement is binding upon Licensee and enforceable against it in accordance with its terms.
Licensee further represents and warrants that, except as otherwise provided hereunder, it shall not deny, contest (through declaratory judgment action or otherwise), or take any action inconsistent with Asentinel’s ownership in or the validity or enforceability of any of the Asentinel Patents.
5.3. Limitations on Representations and Warranties. Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by either party that any manufacture, sale, use, or other disposition of products or services by the other party has been or will be free from Infringement of any patents other than the Asentinel Patents; (b) an agreement by either Party to bring or prosecute actions or suits against any Entity for Infringement; (c) conferring any right to either Party to use in advertising, publicity, or otherwise, any trademark, service mark, or trade dress of the other Party, or any simulation thereof, without the prior written consent of the other Party; (d) conferring any right to either Party, except as otherwise provided in Section 9 (Confidentiality), to use any names or trade names of the other Party, or any simulation thereof, without the prior written consent of the other Party; (e) an obligation to furnish any technical information or know-how; or (f) conferring by implication, estoppel or otherwise, upon either party, any right (including a license) under patents other than the Asentinel Patents except for the rights expressly granted hereunder.
5.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE.

ARTICLE 6
Indemnification/Liability
6.1. Licensee Indemnity. Licensee shall indemnify and hold Asentinel harmless against any claim, including costs and reasonable attorney’s fees, resulting from the gross negligence or willful acts or failure to act by the Licensee, its employees or agents, while performing its obligations pursuant to this Agreement, including but not limited to any claims arising from Licensee’s utilization of the Asentinel Patents or breach of any obligations of Licensee hereunder.
6.2. No Liability. In no event shall Asentinel or its respective directors, officers, employees or affiliates be liable for incidental or consequential damages of any kind, including, without limitation, economic damage, injury to property or lost profits, regardless of whether Asentinel shall be advised, shall have other reason to know, or in fact shall know of the possibility of any of the foregoing. Nothing in this Agreement shall be construed as: (i) a representation made or warranty given by Asentinel that the practice by Licensee of any license granted hereunder shall not infringe the patents of any third party; (ii) a requirement that Asentinel shall be responsible for the additional expenses from the Effective Date of this Agreement for filing or prosecuting any patent application or maintaining any licensed patents in force; (iii) an obligation on the part of Asentinel to bring or prosecute actions or suits against third parties for infringement of the Asentinel Patents or for unauthorized use of the Asentinel Patents;(iv) an obligation on the part of Asentinel to defend any action or suit brought by any third party; or (v) a representation made or warranty given by Asentinel as to the safety, reliability or efficacy of the Asentinel Patents claimed subject matter.
ARTICLE 7
Confidentiality & Press Release
7.1. The terms of this Agreement and all correspondence relating to this Agreement are confidential, expect as authorized in Section 7.2 or under one of the exceptions in this Section 7.1. The Parties shall keep terms and particulars of this Agreement strictly confidential and no Party shall now or hereafter disclose such terms and particulars to any third party except: (i) with the prior written consent of the other Party, (ii) as may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction; provided that, to the extent permitted by law or regulation, the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party to contest such order or requirement and takes all reasonable actions in an effort to minimize the nature and extent of such disclosure, (iii) during the course of litigation so long as the disclosure of such terms and conditions is subject to the same restrictions as is the confidential information of the other litigating parties, such restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and such disclosing Party provides the other Party written notice at least ten (10) business days prior to such disclosure, (iv) in confidence to the professional legal and financial counsel representing such Party, (v) in confidence to any party covered by the releases, licenses or covenants granted herein, (vi) to third parties under non-disclosure agreements in the course of additional licensing activities of Asentinel or in merger, acquisition or investment discussions by either Party or (vii) by Licensee to the extent necessary to fulfill its disclosure obligations under the Securities Exchange Act of 1934, as amended, and other applicable securities laws and regulations.
7.2. Asentinel shall be permitted to issue the press release attached hereto as Exhibit C.
7.3. The confidentiality provisions of this Agreement are material terms of this Agreement, and any breach of these provisions will constitute a material breach of this Agreement. The failure of any Party to enforce at any time any of the provisions governing the confidentiality of the terms of this Agreement or to require at any time performance by any of the Parties of any such provisions shall in no way be construed as a waiver of such provision or relinquishment of the right thereafter to enforce such provision.

ARTICLE 8
Resolution of Disputes
8.1. Dispute Resolution Procedure. The Parties will cooperate in good faith and use reasonable efforts to informally resolve any disputes, controversy or claim (“Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof. Except as otherwise provided in Section 8.2.4, if the Parties are not able to informally resolve a dispute under this Agreement within thirty (30) days after a dispute arises, the following procedure will be used:
8.1.1. one Party will serve upon the other Party a “Notice of Dispute” that summarizes the nature of the dispute and the efforts taken to resolve that Dispute to date;
8.1.2. within fifteen (15) business days of receipt of the Notice of Dispute, the Parties will conduct one or more meetings (which may take place by teleconference) of management level-representatives of each Party with knowledge of the subject matter of the dispute, which representatives will use commercially reasonable efforts to resolve the Dispute;
8.1.3. if the Dispute is not resolved at the meeting or meetings described in Section 8.1.2, then within fifteen (15) business days from the date of the last meeting, the Parties will schedule one or more meetings (which may take place by teleconference) of executive-level representatives of each Party, which representatives will use commercially reasonable efforts to resolve the dispute; and
8.1.4. if, following the last executive-level meeting, the dispute remains unresolved, then the dispute will be finally settled by binding arbitration conducted in accordance with Section 8.2 below.
8.2. Arbitration. Except as otherwise provided in Section 8.2.4 below, if the Parties are unable to resolve a Dispute in accordance with Section 8.1, then the Party that served the Notice of Dispute on the other Party must submit the Dispute to arbitration by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”) as are in force at the date of the notice of arbitration commencing any arbitration, but subject to the amendments made to the Rules by the rest of this Section 8.2. For the purpose of arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of Asentinel and Licensee shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, the third member shall thereafter be selected by the AAA upon application made to it for that purpose. The place of arbitration shall be in Memphis, Tennessee. The arbitrators shall decide any Dispute or claim strictly in accordance with the governing law specified in Section 9.17 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court, and/or application may be made to any court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.
8.2.1 Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.
8.2.2 The costs and expenses of the arbitration, including the fees of the arbitration, shall be borne equally by each Party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel.
8.2.3 Any award made by the Board of Arbitration tribunal shall be final and binding on each of the Parties that were Parties to the Dispute and their respective successors and assigns. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Board of Arbitration so that there shall be no appeal to any court of law from the award of the Board of Arbitration, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitration tribunal was given.

8.2.4 Notwithstanding this Section 8.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where that Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.
8.2.5 This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.
ARTICLE 9
Miscellaneous
9.1. Asentinel has no obligation hereunder to institute any action or suit against any third party for infringement of any of the Asentinel Patents, or to defend against any action challenging the validity of the Asentinel Patents. Licensee has no right to institute any action against any third party for infringement of any Asentinel Patent.
9.2. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other. There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Party in entering into this Agreement.
9.3. Nothing contained in this Agreement shall be construed as conferring any right to a license or to otherwise use any patent, patent application, trademark, service name, service mark, trade dress, trade secret or other intellectual property belonging to Licensee.
9.4. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof. If there is conflict or contradiction between this Agreement and any other agreements, this Agreement shall prevail in relation to any issues arising out of or in connection with the Intellectual Property.
9.5. The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto. Nothing in this Agreement is intended to confer by implication any rights or remedies hereunder on any person other than Licensee or Asentinel or any of their respective successors and permitted assigns.
9.6. No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of the waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

9.7. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, or (iv) upon transmittal when transmitted by confirmed telecopy (provided that such notice is followed notice pursuant to any of (i) — (iii) above). All notices shall be addressed as follows:

Asentinel:	Asentinel, LLC
International Place Tower 2
6410 Poplar, Suite 200
Memphis, Tennessee 38119

Licensee:	Veramark Technologies, Inc.
1565 Jefferson Road, Suite 120
Rochester, NY 14623
Attn: President and CEO, Anthony Mazzullo
9.8. If any provision of this Agreement or the application of any provision to any person, party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if the illegal, invalid or unenforceable provision is not part thereof.
9.9. The Preliminary Statements and the headings of the articles and sections contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.
9.10. This Agreement may be executed in two or more counterparts or duplicate originals, each of which shall be considered one and the same instrument, and which shall be the official and governing version in interpretation of this Agreement. This Agreement may be executed by facsimile or Portable Document Format (PDF) signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
9.11. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language. For purposes of construction, the singular includes the plural and vice versa.
9.12. The Parties each acknowledge, accept, warrant, and represent that: (i) they are sophisticated Entities represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (ii) they and their counsel have determined through independent investigation and arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.
9.13. Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement, including without limitation executing and delivering and recording any license required by local law, with terms consistent with this Agreement to the extent permitted by local law, in the relevant country or jurisdictions.
9.14. Except as otherwise specifically provided in this Agreement, the Parties agree that they shall bear their own costs and attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated herein

9.15. Except as specified in Sections 1.6 and 2.1, the remedy for breach of this Agreement shall be limited to damages and/or injunctive relief, as appropriate, for breach of contract and shall not include remedies for patent infringement. In the event that the License hereunder is revoked pursuant to Section 1.6 or 2.1, Asentinel reserves the right to bring an action for breach of this Agreement and to pursue a cause of action for patent infringement in United States District Court for the Western District of Tennessee and pursue all available remedies.
9.16. EXCEPT AS PROVIDED EXPLICITLY HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER THEORY) FOR SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, OPPORTUNITIES OR SAVINGS, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.
9.17. The laws of the State of Tennessee will govern the interpretation, construction, validity, performance and enforcement of this Agreement, notwithstanding any choice-of-law principle that might dictate a different governing law.
ARTICLE 10
Definitions

“Acquires” means to obtain an interest in an entity either by acquisition, purchase, or merger or all or substantially all of the assets of an entity.
“Asentinel Patents” means (i) United States Patent No. 7,340,422 (“the ‘422 Patent”), United States Patent No. 7,805,342 (“the ‘342 Patent”), and United States Patent Application Publication No. 2008/0285733 (ii) any divisionals, continuations, continuations-in-part, reissues, reexaminations, utility models, foreign or international counterpart, parent or extension of any patent or patent application included in (i), and (iii) any patents based upon Asentinel patent applications that have a filing date prior to the Effective Date of this Agreement that issue after the date hereof that cover TEM Services.
“Affiliate” means, with respect to a person, corporation or other entity, any other person, corporation or entity that directly or indirectly owns, is owned by, or is under common ownership with such corporation or entity.
“Customer” means Licensee’s Affiliates, predecessors, successors, agents, attorneys, distributors, insurers, servants, licensees, service providers, retailers, suppliers, employees, officers, directors, users and direct and indirect customers, including providers that host on behalf of others.
“Entity” means any individual, trust, corporation, person or company, partnership, joint venture, limited liability company, association, firm, unincorporated organization or other legal or governmental entity.
“Exploit” means to own, design, develop, acquire, make, have made, use, sell, offer to sell, perform, provide, import, export, and/or the exercise of all other activities specified under 35 U.S.C. § 271 and foreign counterparts thereto (as the foregoing 35 U.S.C. § 271 and foreign counterparts thereof may be amended or superseded from time to time). “Exploited,” “Exploitation,” and other variations of the word “Exploit” shall have correlative meanings.
“Infringement” or “Infringes” means direct infringement, indirect infringement, infringement under the doctrine of equivalents, or any other theory of infringement in any jurisdiction worldwide.

“Infringing Products And/Or Services” means any and all products and services the Exploitation of which, but for the license granted in this Agreement, would Infringe any claim of any Asentinel Patent.
“Licensed Product” means any product, product line, service, device, system, component, hardware, software, any combination of the foregoing, or other offering that is designed, branded, made, used, sold, offered for sale, leased, purchased, licensed, imported, exported, supplied or otherwise provided by Licensee or a Licensee Affiliate or that would infringe any claim of the Asentinel Patents, but for this License Agreement.

“TEM Services” means telecommunications expense management (TEM) services, TEM products and other TEM-related offerings provided by software that aggregates invoice data from telecommunications providers, and excludes historical audits performed by third party vendors not using the Licensee’s software but resold by the Licensee, and call accounting.

IN WITNESS WHEREOF, each of the Parties has caused this Non-Exclusive Patent License And Settlement Agreement to be duly executed in duplicate originals by their duly authorized representatives to be effective as of the Effective Date.
ASENTINEL, LLC

By:	/s/ David C. Perdue David C. Perdue, CEO

Veramark Technologies, Inc.

By:	/s/ Anthony Mazzullo Anthony Mazzullo, CEO